Exhibit 99.1

For Immediate Release

Cephalon Submits NUVIGIL Supplemental New Drug Application

for the Treatment of Excessive Sleepiness Associated with Jet Lag Disorder

FRAZER, Pa., June 30, 2009 — Cephalon, Inc. (Nasdaq: CEPH) today announced that it has submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) requesting approval of NUVIGIL® (armodafinil) Tablets [C-IV] for the indication of improved wakefulness in patients with excessive sleepiness associated with jet lag disorder resulting from eastbound travel.  Jet lag disorder is an acute condition that occurs when a person’s internal body clock becomes disrupted as a result of rapid travel across several time zones.  Based on U.S. Bureau of Labor Statistics findings, an estimated 70 million American travelers experience jet lag annually.  Currently, there are no FDA-approved medications to improve wakefulness in travelers who experience the excessive sleepiness commonly associated with long flights.

“This supplemental New Drug Application for a new use of NUVIGIL is another important milestone for Cephalon.  We hope that this will be the first of many new indications for NUVIGIL over the next five years,” said Dr. Lesley Russell, Chief Medical Officer and Executive Vice President at Cephalon.

The NUVIGIL sNDA for the treatment of excessive sleepiness associated with jet lag disorder is based on data from a Phase 3 study, recently presented at the SLEEP 2009 23rd Annual Meeting of the Associated Professional Sleep Societies in Seattle, Washington.  The data from this novel placebo-controlled pivotal study, which involved overseas air travel, included an evaluation of the efficacy and safety of NUVIGIL (50 or 150 mg/day) in 427 healthy men and women who all had experienced jet lag symptoms at least once during the previous five years.  Clinical efficacy was evaluated using two primary endpoints: an objective assessment — the Multiple Sleep Latency Test (MSLT), and a subjective assessment — the Patient Global Impression of Severity (PGI-S).  Patients taking NUVIGIL (150 mg/day) showed a statistically significant improvement over placebo as measured by the MSLT [p<0.0001] and the PGI-S [p<0.05].  The most common adverse events associated with NUVIGIL treatment (five percent or greater) were headache, nausea, diarrhea, and palpitations.

About NUVIGIL

NUVIGIL, the longer-lasting form of modafinil, was launched in the United States in June 2009 and is indicated to improve wakefulness in patients with excessive sleepiness associated with treated obstructive sleep apnea (OSA), shift work sleep disorder, also known as shift work disorder (SWD), and narcolepsy.  NUVIGIL is not currently indicated for the treatment of jet lag disorder or its associated symptoms. The NUVIGIL label includes a bolded warning for serious or life-threatening rash, including Stevens-Johnson Syndrome, that has been reported in adults and children taking modafinil, a racemic mixture of S- and R-modafinil (the latter is armodafinil, the active ingredient in NUVIGIL).  NUVIGIL is not approved for use in pediatric patients for any indication.

The most common adverse events in controlled clinical trials (five percent or greater) were headache, nausea, dizziness, and insomnia.  Full prescribing information for NUVIGIL is available at www.NUVIGIL.com.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key affiliates are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: NUVIGIL, TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), PROVIGIL® (modafinil) Tablets [C-IV], and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, clinical development of NUVIGIL, prospects for and frequency of  filing new indications for NUVIGIL,  prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts:
Media:	Investor Relations:
Candace Steele	Chip Merritt
610-727-6231 (office)	610-738-6376 (office)

csteele@cephalon.com

cmerritt@cephalon.com